ROHM AND HAAS COMPANY ANNOUNCES $ 15 MILLION
AFTER-TAX IN RESTRUCTURING CHARGES RELATED TO ON-GOING STRATEGIC POSITIONING AND OPERATING
EFFICIENCIES.

Philadelphia, PA, September 4, 2007 – Rohm and Haas Company (NYSE:ROH) has approved a restructuring plan as part of its on-going efforts to reposition its business portfolio for accelerated growth by exiting non-strategic business lines, as well as to improve operating excellence through productivity initiatives in manufacturing, research and development, and business services. Charges related to the restructuring plan include asset impairment, as well as cash severance and employee separation benefits affecting approximately 200 positions. The impact on third quarter earnings is expected to be approximately $0.07 per share.

The restructuring plan includes the exiting of a small digital imaging business line, located in Bristol, Pennsylvania, manufacturing efficiencies broadly dispersed across several major business segments, a small repositioning of research and development positions to faster growth regions outside North America, as well as efficiencies in administrative and business service operations. The restructuring plan is expected to result in annual cost savings of approximately $15 million after-tax once fully completed in mid-2008.

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This release includes forward-looking statements. Actual results could vary materially, due to changes in current expectations. The forward-looking statements contained in this announcement concerning demand for products and services, sales and earnings forecasts, and actions that may be taken to improve financial performance, involve risks and uncertainties and are subject to change based on various factors, including the cost of raw materials, natural gas, and other energy sources, and the ability to achieve price increases to offset such cost increases, development of operational efficiencies, changes in foreign currencies, changes in interest rates, the continued timely development and acceptance of new products and services, the impact of competitive products and pricing, the impact of new accounting standards, assessments for asset impairments, and the impact of tax and other legislation and regulation in the jurisdictions in which the company operates. Further information about these risks can be found in the company’s SEC 10-K filing of February 28, 2007.

About Rohm and Haas Company

Rohm and Haas is a global leader in the creation and development of innovative technologies and solutions for the specialty materials industry.  The company’s technologies are found in a wide range of markets including: Building and Construction, Electronics, Industrial Process, Packaging and Paper, Transportation, Household and Personal Care, Water, Food and Retail and Pharma and Medical. Based in Philadelphia, Pa, the company generated annual sales of approximately $8.2 billion in 2006.  Visit www.rohmhaas.com for more information.

CONTACTS:
Investor Relations Andrew Sandifer Director, Investor Relations +1-215-592-3312 ASandifer@rohmhaas.com	Media Relations Brian McPeak Corporate Communications +1-215-592-2741 Bmcpeak@rohmhaas.com